Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Commercial Bancgroup, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	(1)	457(o)		$	$25,477,344.00	0.0001381	$3,518.42

Total Offering Amounts:							$25,477,344.00		3,518.42
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,518.42

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Offering Note(s)

(1)	Represents only the additional $25,477,344.00 of shares of common stock, par value $0.01 per share (“Common Stock”), being registered pursuant to this registration statement and includes shares of Common Stock that the underwriter has the option to purchase to cover over-allotments, if any. Does not include the $172,500,000 of shares of Common Stock that were previously registered on the Registration Statement on Form S-1 (File No. 333-289862), as amended (the “Prior Registration Statement”), which was declared effective by the U.S. Securities and Exchange Commission on September 30, 2025. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

The registrant previously registered $172,500,000 of shares of Common Stock on the Prior Registration Statement, for which the registrant paid a filing fee of $26,409.75. In accordance with Rule 462(b) under the Securities Act, 1,061,556 additional shares of Common Stock having a proposed maximum aggregate offering price of $25,477,344.00 is hereby registered, which includes shares of Common Stock that the underwriter has the option to purchase.